Exhibit 5.1

3580 Carmel Mountain Road Suite 300 San Diego, CA 92130 858 314 1500 mintz.com

November 26, 2024

Incannex Healthcare Inc.

Suite 105, 8 Century Circuit, NSW 2153

Norwest Australia

Ladies and Gentlemen:

We have acted as counsel to Incannex Healthcare Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of:

1. up to 50,000,000 shares of common stock (the “ELOC Shares”), $0.0001 par value per share (the “Common Stock”) issuable to Arena Business Solutions Global SPC II, Ltd (“Arena Global”) pursuant to a Purchase Agreement, dated as of September 6, 2024 (the “ELOC Purchase Agreement”), by and between the Company and Arena Global;

2. up to 250,000 shares of Common Stock (the “Commitment Shares”) issuable to Arena Global as a commitment fee pursuant to the ELOC Purchase Agreement;

3. 585,000 shares of Common Stock (the “ELOC Warrant Shares”) issuable upon exercise of a warrant issued to Arena Global as a commitment fee pursuant to the ELOC Purchase Agreement;

4. up to 10,101,009 shares of Common Stock (the “First Tranche Debenture Shares”) issuable upon conversion of the 10% original issue discount secured convertible debenture (the “First Tranche Debenture”) that was issued to certain of the Selling Stockholders pursuant to that certain Securities Purchase Agreement, dated September 6, 2024 (the “Debenture Purchase Agreement”) by and between the Company and the Selling Stockholders named therein; and

5. 453,749 shares of Common Stock (the “First Tranche Warrant Shares”) issuable upon exercise of a warrant (the “First Tranche Warrant”) issued to certain of the Selling Stockholders pursuant to the Debenture Purchase Agreement.

The ELOC Warrant and the First Tranche Warrant are collectively referred to herein as the “Warrants,” and the ELOC Warrant Shares and the First Tranche Warrant Shares are collectively referred to herein as the “Warrant Shares.”

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as restated and/or amended to date and currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein.

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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

MINTZ November 26, 2024 Page 2

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company and/or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock. With respect to the First Tranche Debenture Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company and/or other matters cause the First Tranche Debenture to be convertible for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the conversion price of the First Tranche Debenture will not be adjusted to an amount below the par value per share of the Common Stock

Based upon and subject to the foregoing, it is our opinion that (i) the ELOC Shares, when issued and paid for in accordance with the ELOC Purchase Agreement will be validly issued, fully paid and non-assessable, (ii) the Commitment Shares, when issued will be validly issued, fully paid and non-assessable, (iii) the First Tranche Debenture Shares, when issued against payment therefor in accordance with the terms of the First Tranche Debenture, will be validly issued, fully paid and non-assessable and (iv) the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.